Exhibit 99.1
News Bulletin

2200 West Parkway Boulevard Salt Lake City, Utah 84119-2331 www.franklincovey.com

FRANKLINCOVEY ANNOUNCES INCREASES
IN FIRST QUARTER OPERATING RESULTS

Salt Lake City, Utah – January 9, 2008 – Franklin Covey Co. (NYSE: FC) today announced financial results for its first quarter of fiscal 2008.  For the quarter ended December 1, 2007, the Company reported consolidated income from operations totaling $5.1 million, a $1.5 million increase over income from operations of $3.6 million reported in the corresponding quarter of fiscal 2007.  Net income available to common shareholders increased to $2.1 million ($0.10 diluted earnings per common share) for the quarter ended December 1, 2007, compared to $0.5 million ($0.02 diluted earnings per common share after preferred stock dividends) for the quarter ended December 2, 2006.

The Company’s financial results for the quarter ended December 1, 2007 were primarily attributable to the following factors: 1) Sales through the Company’s Organizational Solutions Business Unit (OSBU) continued to improve and increased $0.6 million compared to the prior year.  However, increased OSBU sales were offset by a $2.5 million decrease in Consumer Solutions Business Unit (CSBU) sales, which resulted in a net decrease in consolidated sales compared to fiscal 2007; 2) Gross margin, which is gross profit stated in terms of a percentage of sales, improved to 62.4 percent of sales compared to 61.4 percent in the prior year; 3) Operating expenses decreased by $1.9 million, which was the result of decreased selling, general, and administrative expenses totaling $2.1 million that were offset by a $0.2 million increase in depreciation expense; 4) Net interest expense increased by $0.4 million; and 5) Preferred dividends decreased by $0.9 million compared to the prior year.

The following information presents further details regarding the Company’s financial performance during the quarter ended December 1, 2007.

Sales – Consolidated sales decreased to $73.6 million compared to $75.5 million in the first quarter of fiscal 2007.  Although sales through the OSBU, which primarily consist of training and consulting services sales, continue to strengthen and improved $0.6 million over the prior year, the increase was insufficient to offset a $2.5 million decrease in CSBU sales, which consist primarily of product sales.  Increased OSBU sales during the quarter continued the favorable trend of improving training sales that began in prior fiscal years and was reflected by increases in both domestic and international sales.  The two percent increase in total international sales was impacted by the fiscal 2007 sales and conversions of the Company’s wholly owned subsidiary in Brazil and training operations in Mexico to licensee operations.  The Company now receives royalties from these operations consistent with other licensees, which resulted in a $1.3 million difference in reported sales.  Excluding the impact of the conversion of the Brazil and Mexico offices, comparable sales from our wholly owned subsidiaries and licensees increased 12 percent compared to the prior year.

Sales through our CSBU channels declined primarily due to a $1.4 million decrease in consumer direct sales and a $1.0 million decrease in retail store sales.  Consumer direct sales declined primarily due to decreased traffic through these channels, which includes eCommerce and the Company’s call center.  Retail sales declined primarily due to the effects of reduced traffic, the elimination of low-margin technology sales, and closed stores.  Comparable store sales declined six percent compared to the same quarter of fiscal 2007.

Gross Profit – Due to decreased sales, the Company’s consolidated gross profit decreased to $45.9 million compared to $46.4 million in the first quarter of the prior year.  The impact of decreased sales was partially offset by improved margins, which resulted from increased training sales as a percent of total sales, since training and consulting sales generally have higher overall gross margins than product sales, and improved margins on product sales primarily resulting from the reconfiguration of the Company’s printing services in fiscal 2007.  Consolidated gross margin for the quarter ended December 1, 2007 was 62.4 percent compared to 61.4 percent for the quarter ended December 2, 2006.

Operating Expenses – Consolidated operating expenses decreased $1.9 million, due to a $2.1 million decrease in selling, general, and administrative (SG&A) expenses and a $0.2 million increase in depreciation expense.  Decreased SG&A expenses were primarily due to 1) the sale of the Company’s wholly owned subsidiary in Brazil and training operations in Mexico; 2) the reversal of share-based compensation expense primarily resulting from the determination that no shares of stock will be issued from a fiscal 2006 long-term incentive award; and 3) decreased audit and related consulting costs as prior year audit and consulting fees included additional costs associated with the first year of compliance with section 404 of the Sarbanes-Oxley Act of 2002.  These decreases were partially offset by increased commissions and selling bonuses incurred as a result of increased training and consulting sales.

Depreciation expense increased $0.2 million primarily due to additional purchases of depreciable property during the prior fiscal year.

Interest Expense – Net interest expense increased $0.4 million primarily due to line of credit borrowings resulting from the redemption of all remaining shares of preferred stock during the third quarter of fiscal 2007.

Preferred Dividends – Due to the redemption of all remaining shares of preferred stock during fiscal 2007, the Company had no preferred dividends during the quarter ended December 1, 2007.

Other Items

The Company will host an investor webinar to discuss with shareholders and the financial community the Company’s financial results for its fiscal quarter ended December 1, 2007.  The discussion will be held on Friday, January 11, 2008 at 11:00 a.m. Eastern Standard Time (9:00 a.m. Mountain Standard Time).

Interested persons can participate by calling 1-800-573-4842, access code: 11636978 and by logging on to http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=102601&eventID=1733914.

About FranklinCovey
FranklinCovey is a leading learning and performance services firm assisting professionals and organizations in measurably increasing their effectiveness in leadership, productivity, communication and sales. Clients include 91 of the Fortune 100, more than three-quarters of the Fortune 500, thousands of small and mid-sized businesses, as well as numerous government entities. Organizations and professionals access FranklinCovey services and products through consulting services, licensed client facilitators, one-on-one coaching, public workshops, catalogs, retail stores, and www.franklincovey.com .  Nearly 1,500 FranklinCovey associates provide professional services and products in 41 offices servicing more than 100 countries.

Investor Contact: FranklinCovey Steve Young 801-817-1776 Steve.Young@franklincovey.com	Media Contact: FranklinCovey Debra Lund 801-817-6440 Debra.Lund@franklincovey.com

FRANKLIN COVEY CO.

CONDENSED CONSOLIDATED INCOME STATEMENTS
( in thousands, except per share amounts )

	Quarter Ended
	December 1,	December 2,
	2007	2006
	(unaudited)

Net sales	$73,574	$75,530

Cost of sales	27,629	29,132
Gross profit	45,945	46,398

Selling, general, and administrative	38,771	40,849
Depreciation	1,198	1,037
Amortization	899	902
Income from operations	5,077	3,610

Interest expense, net	(901)	(460)
Income before income taxes	4,176	3,150

Income tax provision	2,117	1,734
Net income	2,059	1,416

Preferred stock dividends	-	(934)
Net income available to common shareholders	$2,059	$482

Net income per share available to common shareholders
Basic	$0.11	$0.02
Diluted	$0.10	$0.02

Weighted average common shares - Diluted
Basic	19,481	19,910
Diluted	19,760	20,192

Sales Detail:
Retail Stores	$13,135	$14,127
Catalog / e-commerce	14,812	16,211
Wholesale	4,261	4,577
CSBU International	2,671	2,386
Other	1,164	1,272
Total Consumer Solutions Business Unit	36,043	38,573

Domestic	21,664	21,470
International	15,867	15,487
Total Organizational Solutions Business Unit	37,531	36,957

Total	$73,574	$75,530